Exhibit 99.1

Trinity Bank Shareholders Approve Merger With Citizens South Bank

          MONROE, N.C., Oct. 25 /PRNewswire-FirstCall/ -- Trinity Bank (OTC Bulletin Board: TYBN) announced that its shareholders approved the proposed merger with Citizens South Bank, the wholly-owned subsidiary of Citizens South Banking Corporation (Nasdaq: CSBC), at Trinity Bank’s special meeting of shareholders on October 25, 2005.  The merger is expected to close on October 31, 2005.

          Under the terms of the merger agreement, shareholders of Trinity Bank will be entitled to receive either cash or shares of Citizens South Banking Corporation common stock, subject to election and allocation procedures that are intended to ensure that, in aggregate, 50% of the shares of Trinity Bank are converted into the right to receive cash of $18.25 per share and that 50% are converted into the right to receive a fixed exchange of 1.3931 shares of Citizens South Banking Corporation common stock for each share of Trinity Bank.

          Trinity Bank is a North Carolina-chartered stock bank established in 1999. Trinity Bank has three full-service offices located in Monroe, Stallings and Weddington, North Carolina. Press releases can be viewed on the Internet at either website http://www.trinitybank.com/ or http://www.citizenssouth.com.

          Statements contained in this news release which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by Trinity Bank with the Federal Deposit Insurance Corporation from time to time. Trinity Bank does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Trinity Bank.

SOURCE  Citizens South Banking Corporation; Trinity Bank
          -0-                                                  10/25/2005
          /CONTACT:  David C. McGuirt, Chief Executive Officer, or Dennis O. Livingston, President of Trinity Bank, +1-704-96-0100; or Kim S. Price, President and Chief Executive Officer, +1-704-884-2260, or Gary F. Hoskins, Chief Financial Officer, +1-704-884-2263, both of Citizens South Banking Corporation/
          /Web site:   http://www.citizenssouth.com
                              http://www.trinitybank.com/
          (CSBC TYBN)